Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 27, 2009 (except with respect to our opinion on the consolidated financial statements insofar as it relates to the retrospective adoption of the changes in the accounting practices adopted in Brazil in 2008, as to which the date is November 4, 2009), with respect to the consolidated financial statements of Construtora Tenda S.A. contained in the Amendment No. 1 to Form F-4 Registration Statement and Preliminary Prospectus/Information Statement of Gafisa S.A. We consent to the use of the aforementioned report in the Form F-4 Registration Statement and Preliminary Prospectus/Information Statement of Gafisa S.A., and to the use of our name as it appears under the caption “Experts.”

/s/ Terco Grant Thornton Auditores Independentes
São Paulo, SP, Brazil
December 11, 2009